Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reiterates Strategy and Details Progress on Margin-Improvement Plans at CAGNY

BOCA RATON, Fla. – Feb. 17, 2015 – At the Consumer Analyst Group of New York (CAGNY) conference today, executives of Mondelēz International reinforced the company’s long-term growth strategy and highlighted progress to expand margins through its supply chain reinvention and overhead cost-reduction initiatives.

“In the current challenging environment, we’re executing against our transformation agenda by controlling what we can control, reducing costs, pricing to protect profitability and driving our Power Brands and innovation platforms in key markets,” said Irene Rosenfeld, Chairman and CEO. “By executing these strategies, we’re well-positioned to continue to deliver strong shareholder value through sustainable, profitable growth over the long term.”

Long-Term Strategy to Deliver Sustainable Profitable Growth

Rosenfeld reiterated the company’s long-term targets of Organic Net Revenue growth at or above category growth rates, high-single digit Adjusted Operating Income growth at constant currency and double-digit Adjusted EPS growth at constant currency.

“In 2015, however, we’ll continue to prioritize margin expansion and earnings growth while delivering modest organic revenue growth, as we progress our transformation agenda to focus our portfolio on snacks, reduce costs and invest for long-term growth,” Rosenfeld said.

With respect to portfolio focus, the company is expected to close its coffee joint venture with D.E Master Blenders 1753 later this year and will add two acquisitions in snacking, Kinh Doh in Vietnam and U.S.-based Enjoy Life Foods.

Rosenfeld also shared examples of how the company continues to invest for growth by increasing support behind its Power Brands, innovation platforms and routes to market. In 2014, Power Brands represented more than 60 percent of net revenue and received about 80 percent of the company’s A&C investment. And through successful innovation platforms such as belVita biscuits, Bubbly and Marvellous Creations chocolate, the company has quickly expanded products across multiple geographies to accelerate growth.

Supply Chain Reinvention on Track to Achieve Margin Goals

Daniel Myers, Executive Vice President, Integrated Supply Chain, provided an update on the company’s journey to reinvent its supply chain, which is on track to deliver $3 billion in gross productivity savings, $1.5 billion in net productivity and $1 billion in incremental cash flow over three years.

Myers highlighted how the company is transforming its manufacturing processes to develop more efficient, modular designs for global product platforms, called “Lines of the Future.” These advantaged lines are cutting conversion costs by 30 percent in biscuits and 20 percent in chocolate and in gum as they replace older, more inefficient assets.

“Our Lines of the Future are driving significant savings in reduced engineering, installation and start-up costs. And we’re reducing conversion costs through increased throughput, less waste and lower staffing per line,” said Myers.

At the same time, Mondelēz International is restructuring its end-to-end supply chain network. From 2013 to 2015, the company will have funded and built 11 new or expanded manufacturing plants around the world, including in Bahrain, Brazil, China and India. By 2018, the company expects to build another five sites.

“When we started our journey, only 15 percent of our Power Brands were produced on advantaged assets,” said Myers. “By 2018, we expect that number to be about 70 percent.” Myers said the goal is to have all of the company’s Power Brands produced on advantaged assets in advantaged locations at advantaged costs. Revenue per plant is expected to increase more than 50 percent from $200 million per plant in 2012 to more than $300 million by 2018.

Finally, Myers emphasized the team’s significant cash flow progress. Since 2012, the company has reduced its cash conversion cycle by 23 days, resulting in $600 million in incremental cash last year.

Targeting Overhead Reduction through Best-in-Class Cost Management

“Overhead savings will also be a major contributor to margin gains,” said Brian Gladden, Executive Vice President and CFO. “Using a zero-based-budgeting approach, we significantly reduced overhead as a percentage of revenue in 2014. This puts us well on our way to reduce overheads by at least 200 basis points by 2016.”

As a result of cost reduction progress in both the supply chain and overheads, Adjusted Operating Income1 margin increased by 80 basis points to 12.9 percent in 2014, despite absorbing a 50-basis-point headwind from mark-to-market accounting.

[1]	Adjusted Operating Income is a non-GAAP financial measure. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

Affirmed 2015 Outlook

The company affirmed its 2015 outlook:

•	Organic Net Revenue growth of at least 2 percent, after accounting for the company’s strategic decision to exit certain lower-margin revenue

•	Adjusted Operating Income margin of approximately 14 percent

•	Double-digit Adjusted EPS growth at constant currency

Gladden also provided an update on cash flow. The company delivered Free Cash Flow excluding items1 of $4.8 billion over the past two years, up nearly 30 percent versus the company’s earlier guidance, primarily driven by margin expansion and the strong improvement in working capital. In 2015, the company expects to deliver Free Cash Flow of at least $1.2 billion, excluding the impact of the expected coffee transaction.

Reinvesting in the business to drive growth will remain the top priority for cash. The company will also continue to explore opportunities for acquisitions to strengthen capabilities in its snacks categories. Finally, the company expects to continue to return capital to shareholders in the form of share buybacks and dividends while maintaining an investment grade credit rating.

A live audio webcast of the CAGNY presentation will be available in the investors section of the company’s website (www.mondelezinternational.com) at 12:30 p.m. ET today. An archived replay of the presentation with accompanying slides will be available on the website following the webcast. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2014 revenue of $34 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at twitter.com/MDLZ.

[1]	Free Cash Flow excluding items is a non-GAAP financial measure. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “would,” “intend,” “deliver,” “target,” “outlook” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, operating income growth, earnings per share, margins and cash flow; focusing our portfolio; cost-reduction actions; productivity and productivity savings and improvement; supply chain and overhead costs; our transformation agenda; investments; currency and the effect of foreign exchange translation on our results of operations; the costs of, timing of expenditures under and completion of our restructuring program; the cash proceeds and ownership interest to be received in and timeframe for completing the coffee transactions; acquisitions; achievement of our strategic objectives; share repurchases; dividends; shareholder value; and our Outlook, including 2015 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, changes in currency exchange rates, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, weakness in consumer spending, unanticipated disruptions to our business, competition, the restructuring program and our other transformation initiatives not yielding the anticipated benefits, changes in the assumptions on which the restructuring program is based, failing to successfully complete the coffee transactions or other acquisitions on the anticipated time frames and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impact of acquisitions, divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and currency rate fluctuations.

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, the loss on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains / losses and incremental costs associated with the JDE coffee transactions, impairment charges related to goodwill and intangible assets, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding taxes paid on the Starbucks arbitration award and cash payments associated with accrued interest and other related fees due to the company’s completions of a $1.6 billion cash tender offer on February 6, 2014 and a $3.4 billion cash tender offer on December 18, 2013 for some of its outstanding high coupon long-term debt.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referenced in the Press Release to the most comparable GAAP financial measures.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during the twelve months ended December 31, 2014. In 2013, the company completed several divestitures primarily in the company’s EEMEA and Europe segments. These divestitures included a salty snacks business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. In addition, the company exited a major product line under a licensing agreement in the company’s North America segment. In connection with the divestitures in Turkey and South Africa, the company recognized a pre-tax gain of $8 million during the twelve months ended December 31, 2013.

Acquisition

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. The company recorded a pre-tax gain of $22 million during the three months ended March 31, 2013 related to the remeasurement of the company’s previously-held equity interest in the operation to fair value in accordance with GAAP. For 2014, only the operating results for the period prior to the anniversary date of the acquisition are noted as an item impacting comparability.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals to the Integration Program of $8 million in the twelve months ended December 31, 2014 related to accruals no longer required. The company recorded charges of $216 million during the twelve months ended December 31, 2013 in selling, general and administrative expenses within its Europe, Asia Pacific, Latin America and EEMEA segments.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $4 million for the twelve months ended December 31, 2014 and $4 million for the twelve months ended December 31, 2013. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Following the Spin-Off, Kraft Foods Group is an independent public company and the company does not beneficially own any shares of Kraft Foods Group common stock. In 2014, the company concluded its Spin-Off transition plans. Historically the company has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. Within selling, general and administrative expenses, the company recorded $35 million of pre-tax Spin-Off Costs in the twelve months ended December 31, 2014 and $62 million in the twelve months ended December 31, 2013.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion of anticipated 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company has incurred total restructuring and implementation costs of $899 million and does not expect to incur additional charges on the 2012-2014 Restructuring Program.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $360 million in the twelve months ended December 31, 2014 as compared to $267 million in the twelve months ended December 31, 2013. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $99 million in the twelve months ended December 31, 2014 as compared to $63 million in the twelve months ended December 31, 2013. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Acquisition-related costs

On November 11, 2014, the Company announced the pending acquisition of a biscuit operation in Vietnam. The biscuit operation will become a wholly-owned subsidiary within the company’s Asia Pacific segment. The company expects to close the transaction in mid-2015 after regulatory and other matters are resolved. The company recorded $2 million in acquisition-related costs during the three months ended December 31, 2014, which was recorded in selling, general and administrative expenses.

In connection, with the acquisition of the biscuit operation in Morocco in February 2013, the company recorded a total of $7 million in acquisition-related costs during the three months ended March 31, 2013, of which $5 million was recorded in interest and other expense, net and $2 million in selling, general and administrative expenses.

Net benefit from Indemnification Resolution

As part of the 2010 Cadbury acquisition, the company became the responsible party for tax matters under the Cadbury Schweppes Plc and Dr Pepper Snapple Group, Inc. (“DPSG”) Tax Sharing and Indemnification Agreement dated May 1, 2008 (“Tax Indemnity”) for certain 2007 and 2008 transactions relating to the demerger of Cadbury’s Americas Beverage business. A U.S. federal tax audit of DPSG for the 2006-2008 tax years was concluded with the IRS in August 2013. As a result, the company recorded a favorable impact of $336 million in selling, general and administrative expenses and $49 million in interest and other expense, net for a total pre-tax impact of $385 million ($363 million net of tax) in the three months ended September 30, 2013 due to the reversal of the accrued liability in excess of the amount paid to DPSG under the Tax Indemnity in the third quarter of 2013.

Remeasurement of Venezuelan net monetary assets

As a result of recent Venezuelan currency exchange developments and the expected impact on the company’s Venezuelan operations, the company remeasured its Venezuelan bolivar-denominated net monetary assets as of March 31, 2014 from the official exchange rate of 6.30 to the then-prevailing SICAD I exchange rate of 10.70 bolivars to the U.S. dollar. The company recognized a $142 million currency remeasurement pre-tax charge within selling, general & administrative expenses. Through December 2014, the company recognized $25 million of additional remeasurement charges in operating income related primarily to changes in the SICAD I rate. While the remeasurement loss is non-deductible, a $16 million net tax benefit for 2014 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S. dollar denominated liabilities partially offset by the tax impact due to interest deductibility limitations resulting from Venezuela’s lower earnings.

As of December 31, 2014, the company’s remaining bolivar-denominated net monetary assets were approximately $236 million. The company’s Venezuela net revenues were approximately $760 million or 2.2% of consolidated net revenues for the year ended December 31, 2014.

During the three months ended March 31, 2013, the company also recorded a $54 million currency remeasurement pre-tax charge related to the devaluation of the company’s net monetary assets in Venezuela at that time. In addition, due to the company’s underlying legal structure, higher taxes of $5 million were recorded due primarily to interest deductibility limitations resulting from Venezuela’s lower earnings. As described in the company’s Form 8-K dated April 22, 2014, this 2013 remeasurement charge was previously included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted Earnings Per Share. This charge is now excluded from these non-GAAP financial measures.

The company continues to monitor developments in the currency and actively manage its investment and exposures in Venezuela. If any of the rates, or application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs.The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $274 million in the twelve months ended December 31, 2014. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $107 million in the twelve months ended December 31, 2014.

These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems.

Unrealized hedging gains / losses and incremental costs for the JDE coffee transactions

On May 7, 2014, the company announced that it entered into an agreement to combine the company’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753 B.V. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, has made a binding offer to receive the company’s coffee business in France. The parties have also invited the company’s partners in certain joint ventures to join the new company. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

Upon completion of all proposed transactions, the company will receive cash of approximately €4 billion and a 49 percent equity interest in the new company, to be called Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. The company will have certain minority rights.

Certain expenses related to readying the businesses for the planned transactions have been incurred. Within selling, general and administrative expenses, incremental costs were $77 million in the twelve months ended December 31, 2014 and were incurred primarily in the company’s Europe and EEMEA segments and general corporate expense. Within interest and other expense, net, the company also recorded unrealized gains of $215 million in the three months and $628 million in the twelve months ended December 31, 2014 in connection with currency exchange forward contracts entered into to hedge the expected cash receipt of €4 billion upon closing.

Intangible Asset Impairment

During the 2014 review of non-amortizable intangible assets, the company recorded $57 million of impairment charges related to two trademarks in the three months ended December 31, 2014. In both cases, the impairments arose due to lower than expected product growth and decisions to redirect support for the products to other regional brands. The charges relate to a biscuit trademark in the company’s Asia Pacific segment and a candy trademark in the company’s Europe segment.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Operating Income To Adjusted Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2014
	Net Revenues	Operating Income	Operating Income margin
Reported (GAAP)	$34,244	$3,242	9.5%
Integration Program and other acquisition integration costs	—	(4)
Spin-Off Costs	—	35
2012-2014 Restructuring Program	—	459
Acquisition-related costs	—	2
Remeasurement of net monetary assets in Venezuela	—	167
2014-2018 Restructuring Program	—	381
Costs associated with the JDE coffee transactions	—	77
Intangible asset impairment	—	57

Adjusted (Non-GAAP)	$34,244	$4,416	12.9%

	For the Twelve Months Ended December 31, 2013
	Net Revenues	Operating Income	Operating Income margin
Reported (GAAP)	$35,299	$3,971	11.2%
Integration Program and other acquisition integration costs	—	220
Spin-Off Costs	—	62
2012-2014 Restructuring Program	—	330
Acquisition-related costs	—	2
Net Benefit from Indemnification Resolution	—	(336)
Remeasurement of net monetary assets in Venezuela	—	54
Gains on acquisition and divestitures, net	—	(30)
Divestitures	(70)	(6)

Adjusted (Non-GAAP)	$35,229	$4,267	12.1%

Net Cash Provided by Operating Activities

to Free Cash Flow excluding items

(in millions of U.S. dollars) (Unaudited)

	For the year ended December 31,
	2013	2014
Net Cash Provided by Operating Activities (GAAP)	$6,410	$3,562
Capital Expenditures	(1,622)	(1,642)

Free Cash Flow (Non-GAAP)	$4,788	$1,920
Items
Cash impact of the resolution of the Starbucks arbitration (1)	(2,616)	498
Cash payments for accrued interest and other related fees associated with debt tendered as of December 18, 2013 (2)	81	—
Cash payments for accrued interest and other related fees associated with debt tendered as of February 6, 2014 (3)	—	47

Free Cash Flow excluding items (Non-GAAP)	$2,253	$2,465

(1)	During the fourth quarter of 2013, the dispute with Starbucks Coffee Company was resolved. The amount for 2013 noted above reflects the cash received from Starbucks of $2,764 million net of $148 million attorney’s fees paid. The amount noted above for 2014 reflects the taxes paid associated with the net cash received and additional attorney’s fees paid in 2014.
(2)	On December 18, 2013, the company completed a $3.4 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.
(3)	On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.